UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014

HYDROPHI TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55050	27-2880472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road, Suite C6 Doraville, GA	30340
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 974-9910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On September 19, 2014, Hydrophi Technologies Group, Inc. (the “Company”) finalized the terms of a License and Distribution Agreement (the “Distribution Agreement”) with Hydrophi Technologies Europe S.A. (“HTE").  Under the Distribution Agreement, the Company grants HTE the exclusive rights to market and distribute the Company’s HydroPlantTM system in Europe for five years and the Distribution Agreement will be renewed automatically after the first five years if certain conditions are met.  In exchange, HTE agrees to pay the Company USD$10,000 as the initial consideration for the Distribution Agreement.  Upon HTE’s receipt of the first orders following the success of a pilot test with a Europe fleet operator, which is scheduled to be conducted from October 15, 2014 to February 15, 2015, HTE will pay the Company an aggregate sum of USD$490,000 as a portion of the  consideration for the Distribution Agreement.  Upon reaching a total sales of USD$2,500,000 of HydroPlantTM system by HTE, HTE will pay the Company an additional USD$500,000 as the balance of the distribution agreement.

Subject to the terms and conditions of the Distribution Agreement, HTE will issue a purchase order to the Company for forty (40) HydroPlantTM units immediately after the initial capital raise of its parent company and will pay HydroPlantTM up to USD$400,000 for those HydroPhi Units, of which USD$100,000 will be paid simultaneously with the issuance of the purchase order.  The Company will have the rights to name the Vice President of the Management Board and two supervisory Board members of HTE.

Item 9.01 — Financial Statements and Exhibits

99.1	Press Release, dated October 9, 2014
99.2	Press Release, dated October 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroPhi Technologies Group, Inc.

Date: October 10, 2014	By:	/s/ Roger M. Slotkin
Roger M. Slotkin
President, Chief Executive Officer and Director